Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201274

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 23, 2015)

6,600,000 Shares

NN, Inc.

Common Stock

We are offering 6,600,000 shares of our common stock, par value $0.01 per share, which we refer to as our “common stock.”

Our common stock is listed on The NASDAQ Global Select Market, which we refer to as the “NASDAQ,” under the symbol “NNBR.” The last sale price of our common stock on June 25, 2015, as reported on the NASDAQ, was $24.75 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$24.00	$158,400,000
Underwriting discount	$1.20	$7,920,000
Proceeds before expenses, to us	$22.80	$150,480,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional 990,000 shares of our common stock from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Delivery of the shares of common stock is expected to be made on or about July 1, 2015.

KeyBanc Capital Markets

William Blair	Stephens Inc.	Stifel
Avondale Partners	CJS Securities	Regions Securities LLC

The date of this prospectus supplement is June 25, 2015

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with information different than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. If anyone provides you with different or inconsistent information, you should not rely on

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it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since such date.

We are not, and the underwriters are not, making an offer to sell the securities described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters or any agents, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-10, and the documents incorporated by reference before making an investment decision. Unless otherwise indicated, the terms “the Company,” “we,” “our,” or “us” mean NN, Inc. and its subsidiaries.

Our Business

NN, Inc. is a diversified industrial company and a leading global manufacturer of metal bearing, plastic, rubber and precision metal components. We were founded in 1980 and are headquartered in Johnson City, Tennessee. We have 26 manufacturing plants in the United States, Mexico, Western Europe, Eastern Europe, South America and China.

Our business is aggregated into three reportable segments, the Metal Bearing Components Segment, the Autocam Precision Components Segment and the Plastic and Rubber Components Segment.

Metal Bearing Components Segment

The Metal Bearing Components Segment manufactures and supplies high-precision bearing components, consisting of balls, cylindrical rollers, tapered rollers, spherical rollers and metal retainers, for leading bearing and CV-joint manufacturers on a global basis. We are a leading independent manufacturer of precision steel bearing balls and rollers for the North American, European and Asian markets.

Through a series of acquisitions and plant expansions, we have built upon our strong core ball business and expanded our bearing component product offering. Today, we offer one of the industry’s most complete lines of commercially available bearing components. We emphasize application-specific, engineered products that take advantage of competencies in product design and tight tolerance manufacturing processes. Our customers use our components in fully assembled ball and roller bearings and CV-joints, which serve a wide variety of end markets, including automotive, industrial, electrical, agricultural, construction, machinery, heavy truck, rail, and mining.

Autocam Precision Components Segment

The Autocam Precision Components Segment manufactures highly engineered, application-specific and difficult to manufacture precision metal components and subassemblies for the automotive, HVAC, fluid power and diesel engine markets. Our entry into the precision metal components market began in 2006 with the acquisition of Whirlaway Corporation and continued through 2014 with the acquisitions of V-S Industries, Inc., which we refer to as “V-S Industries,” and Autocam Corporation, which we refer to as “Autocam.” These acquisitions are part of our strategy to diversify our end markets and build on our core manufacturing competency of high-precision metal machining.

Plastic and Rubber Components Segment

The Plastic and Rubber Components Segment manufactures high-precision molded plastic products and rubber seals for leading bearing manufacturers and assembled part suppliers in the automotive and retail markets on a global basis. Our specialized plastic products include automotive components, bearing retainers, electronic instrument cases and other molded components used in a variety of industrial and consumer applications. Our rubber seals are used in various automotive, industrial and mining applications.

The following charts illustrate the diversification of our revenue for fiscal year 2014 on a pro forma basis as if the acquisitions completed in 2014 had occurred on January 1, 2014:

Competitive Strengths

Unique High-Volume / High-Precision Manufacturing Capabilities

We believe our ability to produce high-precision parts at high production volumes is among the best in the metal components industry. Unique specialty machine building capabilities, in-house tool design and process know-how create trade secrets that enable consistent production tolerances of less than one micron while producing millions of parts per day. Parts are manufactured to application-specific, customer design standards that are developed for a specific use. The high-precision capabilities are part of our zero-defect design process, which seeks to eliminate variability and manufacturing defects throughout the entire product lifecycle. We believe our production capabilities provide a clear competitive advantage as few other manufacturers are capable of meeting tolerance demands at high volume levels. As the use of tight-tolerance precision parts continues to increase, we believe that our production capabilities will place us at the forefront of the industry.

Differentiated, System-Critical Products

The tight-tolerance and high-quality nature of our precision products are specifically suited for use in the most demanding applications that require superior reliability. Our products are often the critical components to the operation and reliability of larger mechanical sub-systems. Precision parts are difficult to manufacture and achieve premium pricing in the marketplace as the high cost of failure motivates our customers to focus on quality. Our products are developed for specific uses within critical systems and are typically designed in conjunction with the system designer. Our parts are often qualified for, or specified in, customer designs, reducing the ability for customers to change suppliers.

Complete Product Lifecycle Focus

Our engineering expertise and deep knowledge of precision manufacturing processes add proprietary value throughout the complete lifecycle of our products. Our in-house engineering team works closely with our customers to provide parts that meet specific design specifications for a given application. The relationship with the customer begins early in the conceptual design process when we provide feedback on potential cost, manufacturability, and estimated reliability of metal parts. Part designs are then prototyped, tested and qualified in coordination with the customer design process before going to full-scale production. The close working relationship with our customers early in the product lifecycle helps to secure business, increase industry knowledge, and develop significant trade secrets. Performance verification, product troubleshooting and post-

production engineering services further deepen relationships with our customers as well as provide additional industry knowledge that is applicable to future design programs and provide continuous manufacturing process improvement.

Strategic Global Footprint

Our 26 facilities, on four continents, are strategically located to serve our customer base and provide local service and expertise. Our global footprint provides flexibility to locally supply identical products for global customers, reducing shipping time and expense, and allowing us to capitalize on industry localization trends. In total, we operate more than 2.6 million square feet of manufacturing space in ten countries. North America constitutes the largest portion of our manufacturing operations with 13 facilities in the United States and Mexico. The North American facilities are strategically located to serve major customers in the Southeast and Midwest United States and Northern Mexico. The European facilities are located in regional manufacturing hubs in France, Poland, Italy, Slovakia, the Netherlands and Bosnia, and primarily serve local customers. The Asian and South American facilities were established to serve specific customers and, while constituting a relatively small portion of current overall revenue, we believe have significant growth potential as local customer bases expand and the markets for high-precision products grow in those regions.

Long-Term Blue-Chip Customer Base

We maintain relationships with more than 500 customers around the world. Our customers are typically sophisticated, engineering-driven, mechanical systems manufacturers with long histories of product development and reputations for quality. Our products are primarily sold either under sales contracts or agreed upon commercial terms. We have no significant retail exposure, which limits volatility and provides enhanced sales visibility. Relationships with our top ten customers, in terms of revenue, average more than ten years, with our top customer relationship spanning more than 25 years. Approximately half of our customers are located outside of North America, and we have meaningful exposure to emerging markets in Asia, South America and Eastern Europe. The diverse nature, size and reach of our customer base provide resistance to localized market and geographic fluctuations and help stabilize overall product demand.

Proven and Experienced Management Team

We believe that we are led by one of the strongest management teams in our industry, with significant proven experience in precision manufacturing and the diversified industrial sector. Rich Holder was named Chief Executive Officer and director in 2013. Mr. Holder joined us from Eaton Corporation, where he served as President of Eaton Electronics Components, and brings to us a proven record of leadership, successful team building and relevant experience in both organic and acquisition growth. He has since assembled a deep management team through retention of key talent, recent acquisitions and new hires. Jim Dorton, our Chief Financial Officer, has been with us since 2005 and has been involved in each of our recent acquisitions. Most recently, we hired Jeff Manzagol as General Manager of the Metal Bearing Components Segment and Warren Veltman as General Manager of the Autocam Precision Components Segment. Mr. Manzagol has more than 36 years of industry experience and previously was the President of the Bearings Division at Kaydon Corporation. Mr. Veltman has 25 years of experience at Autocam and was instrumental in building Autocam into a premier precision metal components producer. Our management team averages over 20 years of industry experience and has significant proprietary market, product and operational knowledge. Our management team has successfully executed and integrated five acquisitions over the last two years, increasing revenue by more than 47.5% since 2013. We believe that current management has the necessary talent and experience to meet and exceed our organic and acquisition growth goals.

Growth Strategy

We are focused on growing our business in markets that require high-precision capabilities and that complement our strong, global operating platform, proprietary trade secrets and manufacturing know-how. Our growth strategy emphasizes the following elements:

Capitalize on Organic Growth Opportunities

We believe there are strong growth opportunities for our existing product segments within the current markets and customers that we serve. Most significantly, market trends within the automotive industry are expected to drive increased sales of both our Metal Bearing Components and Precision Components Segments. The Metal Bearing Components Segment has opportunities to significantly grow in international markets and with the existing customer base as supply chain localization trends continue and original equipment manufacturers (OEMs) focus on increased outsourcing. The Autocam Precision Components Segment has significant growth potential in products that are used in fuel efficient technologies and whose adoption are being driven by rapidly increasing global fuel efficiency standards. We currently produce parts that are used in the most effective and widely adopted fuel saving technologies, including gasoline direct injection (GDI), high pressure diesel, multi-speed transmission, variable valve timing, and electric power steering. We have a leading presence in the GDI market, which provides the most significant fuel efficiency increase relative to additional cost per vehicle. The average GDI system includes $60.00 of precision parts as compared to $6.00 of parts in conventional multi-point fuel injection. With global market growth forecast by IHS to be more than 15% annually, leading to a near 45% adoption rate by 2018, GDI represents a robust growth opportunity for which we are ideally positioned. Organic product growth is complemented by recent strategic initiatives that have created one corporate identity and enhanced our marketing efforts to better leverage newly acquired sales professionals and drive additional sales in existing markets.

Focus on Adjacent Markets

We believe that there are significant opportunities to grow our product offering to tangential markets and increase our customer base. Our high-precision production capabilities and product lines are well-suited for many applications and are capable of serving a diverse set of end markets. The medical, aerospace, and industrial equipment markets use component parts that are manufactured in substantially the same way as our existing products. For example, precision balls used in automotive and industrial applications can also be used in aerospace markets with proper certifications.

Attractive End Market Dynamics

We sell our products into high-growth areas of large global markets. The light automotive market is expected to grow significantly through 2019, driven by strong sales in both North America and Asia. Within the automotive market, fuel efficiency standards continue to increase at unprecedented rates. According to The National Highway Traffic Safety Administration and the European Union Commission on Climate Action, United States and European fuel efficiency requirements are slated to increase by 28% and 37%, respectively, by 2020. The rapidly escalating standards are driving OEMs to accelerate the development and adoption of new fuel-saving technologies, including GDI, high pressure diesel, multi-speed transmission, variable valve timing, and electric power steering. GDI technology provides the most significant increase in fuel efficiency at the lowest on-cost to the vehicle. All of the fuel-saving technologies require many high-precision components to meet the strict performance and durability standards of vehicle manufacturers.

Disciplined Approach to Acquisitions

We have successfully completed a number of acquisitions since our founding in 1980. Our approach to acquisitions has been to pursue only strategic targets that fit within our core competencies and broaden our reach within attractive end markets and geographies. We have a proven integration model that has allowed us to effectively integrate 11 acquisitions since our first strategic acquisition in 1999. Five of those 11 acquisitions occurred since 2014, including the transformative acquisition of Autocam.

•	In February 2014, we acquired V-S Industries, a manufacturer of precision metal components with locations in Wheeling, Illinois and Juarez, Mexico. The acquisition of V-S Industries provided us with a broader product offering and allowed for penetration into adjacent markets. V-S Industries’ products serve a variety of industries including electric motors, HVAC, power tools, automotive and medical. V-S Industries’ operations were integrated with the Autocam Precision Components Segment.

•	In June 2014, we acquired RFK Valjcici d.d. Konjic, which we refer to as “RFK” or our “Konjic Plant,” a manufacturer of tapered rollers located in Konjic, Bosnia and Herzegovina. RFK’s products complemented our existing roller bearing products and broadened the Company’s product offering and allowed penetration into adjacent markets. RFK exports all of its products to customers serving the European truck, industrial vehicle and railway markets. RFK’s operations were integrated with our European Metal Bearing Components Segment.

•	In July 2014, we acquired Chelsea Grinding Company, a manufacturer of cylindrical rollers used primarily in the hydraulic pump industry. We integrated this operation into our Metal Bearing Components Segment to expand our customer base and to serve markets in which manufacturers utilize cylindrical rollers.

•	In August 2014, we acquired Autocam, a manufacturer of high-precision metal components serving primarily the automotive and fluid power industries. Headquartered in Kentwood, Michigan, Autocam manufactures and assembles highly complex, system critical components for fuel systems, engines, transmission, power steering and electric motors. Following the acquisition of Autocam, we combined our Whirlaway and V-S Industries businesses under the renamed Autocam Precision Components.

•	In May 2015, we acquired Caprock Manufacturing, Inc., a plastic components supplier located in Lubbock, Texas. Caprock serves multiple end markets including aerospace, medical and general industrial. The Caprock acquisition is part of our strategic plan to build a robust plastics business.

Going forward, we expect acquisitions will represent an attractive means for us to further complement our existing high-precision manufacturing capabilities and product lines while increasing our overall exposure to end markets outside of automotive.

Corporate Information

We were founded in October 1980 and are incorporated in Delaware. Our principal executive offices are located at 207 Mockingbird Lane, Johnson City, Tennessee, and our telephone number is (423) 434-8300. Our website address is www.nninc.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus supplement other than documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a purchaser of our common stock. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Common stock offered	6,600,000 shares (or 7,590,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Common stock to be outstanding immediately after this offering(1)	25,844,339 shares (or 26,834,339 shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of proceeds	We intend to use the net proceeds from this offering to repay debt under our term loan and asset-backed revolving credit facility, and the remainder of the net proceeds will be used for other general corporate purposes, including to fund acquisitions and investments, to finance capital expenditures, to repay or refinance other borrowings and to provide working capital.

Conflicts of interest	An affiliate of KeyBanc Capital Markets Inc., which is the representative for the underwriters in this offering, serves as Joint Lead Arranger, Joint Bookrunner and Syndication Agent under the term loan. Furthermore, an affiliate of KeyBanc Capital Markets Inc. is a lender under the asset-backed revolving credit facility and also serves as the Joint Lead Arranger, Joint Bookrunner and Administrative Agent under the asset-backed revolving credit facility. Accordingly, this offering is being made in compliance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. In accordance with FINRA Rule 5121, KeyBanc Capital Markets Inc. will not confirm any sales to any account over which it exercises discretionary authority without specific written approval of the transaction from the account holder. See “Use of Proceeds” and “Underwriting (Conflicts of Interest) — Conflicts of Interest” for more information.

Listing	Our common stock is quoted on NASDAQ under the symbol “NNBR.”

Risk factors	See “Risk Factors” beginning on page S-10 and other information included in this prospectus supplement and the accompanying prospectus or incorporated herein and therein by reference for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	The number of shares of common stock to be outstanding immediately after this offering is based on 19,244,339 shares outstanding as of June 25, 2015 and excludes as of that date:

•	1,071,239 shares of common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $12.11 per share;

•	302,474 additional shares of common stock reserved for issuance pursuant to outstanding equity awards issued under our equity compensation plans; and

•	768,416 shares of common stock reserved for future awards pursuant to our equity compensation plans.

Except as otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional 990,000 shares of common stock from us.

Summary Financial Data

The following tables set forth our summary consolidated financial and other data. The financial data have been derived from our audited consolidated financial statements, except for the quarterly financial data, which have been derived from our condensed consolidated unaudited financial statements. In the opinion of management, the unaudited quarterly financial data reflect all adjustments necessary for a fair statement of the results and financial position of such periods. The quarterly results are not necessarily indicative of the results for the full year. You should read the following information in conjunction with our consolidated financial statements, and related notes thereto, incorporated by reference into this prospectus supplement and accompanying prospectus, as well as the information included herein.

	Year Ended December 31,				Three Months Ended March 31,
(dollars in thousands)	2012	2013	2014		2014	2015
					(unaudited)	(unaudited)
Statements of Operations Data:
Net sales	$370,084	$373,206	$488,601		$102,528	$163,746
Cost of products sold (exclusive of depreciation)	294,859	295,136	384,889		80,283	129,317
Selling, general and administrative expenses	31,561	33,281	43,756		10,030	12,001
Acquisition-related costs excluded from selling, general and administrative expenses	—	—	9,248		—	—
Depreciation and amortization	17,643	16,957	22,146		3,877	8,494
(Gain) loss on disposal of assets	(17)	5	—		—	—
Restructuring and impairment charges	967	—	875		—	—

Income from operations	25,071	27,827	27,687	(1)	8,338	13,934
Interest expense	3,878	2,374	12,293		564	5,938
Other expense (income), net	852	275	2,222		83	1,400

Income before provision for income taxes	20,341	25,178	13,172	(1)	7,691	6,596
Provision for income taxes	(3,927)	8,000	5,786		2,453	1,456
Share of net income from joint venture	—	—	831		—	861

Net income	24,268	17,178	8,217	(1)	5,238	6,001
Net income per common share: basic	$1.43	$1.00	$0.46		$0.30	$0.32

Net income per common share: diluted	$1.42	$1.00	$0.45		$0.29	$0.31

Cash dividends per common share	$—	$0.18	$0.28		$0.07	$0.07

Statements of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$37,358	$31,751	$30,708		$(1,297)	$(17,418)
Investing activities(2)	(14,778)	(15,250)	(281,608)		(9,490)	(9,444)
Financing activities	(9,574)	(32,291)	286,973		12,363	6,481

Capital Expenditures:
Capital expenditures	$17,089	$15,250	$27,602		$2,178	8,318

Other Financial Data:
Adjusted EBITDA	$44,243	$45,186	$63,043		$12,623	$23,273
Adjusted EBITDA Margin	12.0%	12.1%	12.9%		12.3%	14.2%

March 31, 2015
(unaudited)
Balance Sheet Data:
Cash	$16,760
Total assets	694,386
Total liabilities	533,098
Total stockholders’ equity	161,288

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
				(unaudited)	(unaudited)
EBITDA and Adjusted EBITDA Reconciliations:
Net income	$24,268	$17,178	$8,217	$5,238	$6,001
Provision for income taxes	(3,927)	8,000	5,786	2,453	1,456
Interest expense	3,878	2,374	12,293	564	5,938
Depreciation and amortization	17,643	16,957	22,146	3,877	8,494

EBITDA	$41,862	$44,509	$48,442	$12,132	$21,889

EBITDA Adjustments
Acquisition and integration costs	$—	$—	$11,856	$491	$—
Restructuring and impairment charges	967	568	875	—	—
Foreign exchange loss on intercompany loans	1,414	109	1,870	—	1,384

Adjusted EBITDA	$44,243	$45,186	$63,043	$12,623	$23,273

Adjusted EBITDA Margin	12.0%	12.1%	12.9%	12.3%	14.2%

(1)	For the year ended December 31, 2014, includes the impact of $14,831 pre-tax and $13,553 after-tax acquisition-related costs due to the four acquisitions completed in 2014.
(2)	Includes $257,664 of cash paid to acquire businesses, net of cash received for the year ended December 31, 2014.

EBITDA is defined as net income before interest expense and interest income, income taxes, and depreciation and amortization. We adjust EBITDA to exclude acquisition and integration costs, restructuring and impairment charges, and foreign exchange losses on intercompany loans. We believe excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies that do not define such terms exactly as we do. EBITDA and Adjusted EBITDA should not be considered as an alternative measure of our operating performance.

RISK FACTORS

Investing in our common stock involves a degree of risk. Please see the risk factors described below and in our most recent Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this prospectus, together with the other information in this prospectus, including the information and documents incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to this Offering and Ownership of Our Common Stock

Management will have broad discretion over the use of the remaining net proceeds from this offering and may apply the net proceeds in ways that do not improve our operating results or increase the value of your investment.

We intend to use approximately $120 million of the net proceeds from this offering to repay borrowings outstanding under our term loan and asset-backed revolving credit facility. Our management will have broad discretion in the application of any remaining net proceeds from this offering and could spend such net proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Future sales of our common and preferred stock may depress the price of our common stock.

As of June 25, 2015, there were 19,244,339 shares of our common stock outstanding, 1,071,239 shares of common stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price of $12.11 per share, and an additional 302,474 shares of our common stock that may be issued in connection with outstanding equity awards held by management, other employees and directors. As of June 25, 2015, 768,416 shares of our common stock were reserved for future awards pursuant to our equity compensation plans without stockholder approval. We also have the authority to issue up to 5,000,000 shares of preferred stock upon terms that are determined by our Board of Directors. In addition, in 2015, we registered with the SEC the potential issuance of debt securities, shares of preferred stock, shares of common stock, warrants and units of the Company in an amount up to $200,000,000 on a registration statement on Form S-3 (which amount includes the shares of common stock that may be issued and sold pursuant to this offering). These securities, if issued, may be used for working capital and general corporate purposes, or used in future acquisitions, respectively, subject to the covenants of any existing and future outstanding indebtedness. Sales of a substantial number of these securities in the public market, or factors relating to the terms we may determine for our common stock, preferred stock, debt securities, warrants, units and options, could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could have an adverse effect on the market price of our common stock.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our Board of Directors is authorized to issue one or more series of preferred stock from time to time without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or other terms, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for specific historical information, many of the matters discussed in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors that may cause our actual performance to differ materially from those expressed or implied by this discussion. All forward-looking information appearing in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, is provided by us pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors that could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and our ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, our dependence on certain major customers, and the successful implementation of the global growth plan, including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, our ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and our source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on our future business and operations and our ability to successfully integrate recently acquired businesses. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made and are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performances.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in this prospectus supplement as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our other reports on file with the SEC. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 6,600,000 shares of common stock that we are offering will be approximately $150.0 million, or approximately $173.1 million if the underwriters exercise in full their option to purchase an additional 990,000 shares of common stock, based on the public offering price of $24.00 per share and after deducting the underwriting discounts and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for the following purposes:

•	approximately $103.0 million to repay a portion of borrowings outstanding under our term loan;

•	approximately $17.0 million to repay a portion of our asset-backed revolving credit facility; and

•	the remainder of the net proceeds will be used for other general corporate purposes, including to fund acquisitions and investments, to finance capital expenditures, to repay or refinance other borrowings and to provide working capital.

The interest rate on borrowings under our term loan is based on a variable rate, which, at June 25, 2015, was at the greater of 1% or 3-month LIBOR (0.281% at June 25, 2015), plus an applicable margin of 5.00%. The term loan matures on August 29, 2021. The interest rate on borrowings under our asset-backed revolving credit facility is also based on a variable rate, which, at June 25, 2015, was equal to LIBOR (0.187% at June 25, 2015), plus an applicable margin of 1.75%. The asset-backed revolving credit facility matures on the earlier of August 29, 2019 or the date that is six months prior to the maturity date of the term loan.

An affiliate of KeyBanc Capital Markets Inc., which is the representative for the underwriters in this offering, serves as Joint Lead Arranger, Joint Bookrunner and Syndication Agent under the term loan. Furthermore, an affiliate of KeyBanc Capital Markets Inc. is a lender under the asset-backed revolving credit facility and also serves as the Joint Lead Arranger, Joint Bookrunner and Administrative Agent under the asset-backed revolving credit facility. Accordingly, this offering is being made in compliance with the applicable provisions of FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

This expected use of net proceeds for this offering represents our current intentions based upon our present plans and business conditions. However, the amount and timing of actual expenditures may vary significantly depending on a number of factors, such as the availability of acquisition opportunities, the status of our sales activities, the amount of cash otherwise used by operations and the availability of debt financing on terms advantageous to us. Accordingly, our management will have broad discretion in the application of such net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds from the sale of shares of common stock by us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 6,600,000 shares of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us as described in the section entitled “Use of Proceeds.”

You should read this information in conjunction with the information provided in the sections entitled “Use of Proceeds” and our consolidated financial statements and related notes incorporated herein by reference.

	As of March 31, 2015
	Actual	As Adjusted
	(In thousands, except share data)
Cash	$16,760	$46,760

Current maturities of long-term debt	$23,248	$23,248
Long-term debt, net of current portion	334,995	214,995

Stockholders’ equity:
Common stock — $0.01 par value, 45,000,000 shares authorized, 19,057,716 issued and outstanding, actual; 25,657,716 issued and outstanding, as adjusted	190	256
Additional paid-in capital	99,871	249,805
Retained earnings	73,688	73,688
Accumulated other comprehensive income	(12,493)	(12,493)
Non-controlling interest	32	32

Total stockholders’ equity	$161,288	$311,288

Total capitalization	$519,531	$549,531

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement by and between KeyBanc Capital Markets Inc., as representative for the underwriters named in the agreement, and us, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of shares of common stock set forth opposite its name in the table below:

Underwriter	Number of Shares
KeyBanc Capital Markets Inc.	3,630,000
William Blair & Company, L.L.C.	660,000
Stephens Inc.	660,000
Stifel, Nicolaus & Company, Incorporated	660,000
Avondale Partners, LLC	330,000
CJS Securities, Inc.	330,000
Regions Securities LLC	330,000

Total	6,600,000

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of these shares if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligation to purchase the common stock depends on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus and to certain dealers at such price less a concession not in excess of $0.72 per share. If all of the shares are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

We have granted the underwriters an option to purchase up to an additional 990,000 shares from us at the public offering price less the underwriting discount. The underwriters may exercise the option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to that underwriter’s initial amount reflected in the above table.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total Without Option Exercised	Total With Option Exercised
Public offering price	$24.00	$158,400,000	$182,160,000
Underwriting discount	$1.20	$7,920,000	$9,108,000
Proceeds (before expenses) to us	$22.80	$150,480,000	$173,052,000

We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts, will be approximately $480,000.

We, our executive officers and directors have agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, hedge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of our common stock, without the prior written consent of KeyBanc Capital Markets Inc. Immediately after this offering, 1,900,729 shares of common stock will be beneficially owned by our executive officers and directors and certain affiliates thereof. However, KeyBanc Capital Markets Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. When determining whether to release securities from the lock-up agreements, KeyBanc Capital Markets Inc. may consider, among other factors, market conditions at the time, the number of securities for which the release is requested and the stockholder’s reasons for requesting the release. Notwithstanding the foregoing, if, under certain circumstances, during the term of this lock-up, we issue an earnings release or announce that we will release earning or material news or a material even regarding our company occurs, then the lock-up period will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Until the distribution of the shares of our common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases of shares in the open market while this offering is in progress to peg, fix, or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are made in an amount not greater than the underwriters’ option to purchase additional shares from us. The underwriters may reduce that short position by purchasing shares in the open market or by exercising all or part of the option to purchase additional shares described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the effect of the transactions described above may have on the price of our common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

In connection with the offering, certain of the underwriters of securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

An affiliate of KeyBanc Capital Markets Inc., which is the representative for the underwriters in this offering, serves as Joint Lead Arranger, Joint Bookrunner and Syndication Agent under the term loan. Furthermore, an affiliate of KeyBanc Capital Markets Inc. is a lender under the asset-backed revolving credit facility and also serves as the Joint Lead Arranger, Joint Bookrunner and Administrative Agent under the asset-backed revolving credit facility. We intend to use a portion of the net proceeds from the offering to repay a portion of the amounts outstanding under our term loan and asset-backed revolving credit facility. Because such affiliate may receive more than 5% of the net proceeds of this offering, KeyBanc Capital Markets Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the applicable provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, KeyBanc Capital Markets Inc. will not confirm any sales to any account over which it exercises discretionary authority without specific written approval of the transaction from the account holder.

In addition, certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other transactions with us and perform services for us in the ordinary course of their business. They have received customary fees and commissions for those transactions. In the course of their businesses, the underwriters and their respective affiliates may actively trade our securities or loan for their own account or for the accounts of customers, and, accordingly, the underwriters and their respective affiliates may at any time hold long or short positions in such securities or loans.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 0-23486. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including information incorporated therein by reference to the Definitive Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

•	Current Reports on Form 8-K and 8-K/A filed with the SEC on September 2, 2014 (as amended on October 27, 2014), May 7, 2015, May 14, 2015 and June 22, 2015; and

•	The description of our common stock contained in our amended registration statement on Form 8-A/A, which was filed with the SEC on November 22, 2002, including any amendment or report filed for the purpose of updating such description.

For purposes of the registration statement of which the accompanying prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which the accompanying prospectus is a part.

We also incorporate by reference any future filings we make with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC’s rules) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we have sold all of the shares of common stock to which this prospectus supplement relates or the offering is otherwise terminated.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we have filed with the SEC relating to the shares of common stock. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed or incorporated by reference certain legal documents that control the terms of the shares of common stock offered by this prospectus supplement as exhibits to the registration statement. We may file certain other legal documents that control the terms of the shares of common stock offered by this prospectus supplement as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our common stock. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website at http://www.sec.gov.

You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

NN, Inc.

207 Mockingbird Lane

Johnson City, Tennessee 37604

(423) 743-9151

Attention: William C. Kelly, Jr., Vice President, Chief Administrative Officer

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the common stock offered by this prospectus. We also file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.nninc.com. Our website, however, is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

You should review the information and exhibits included in the registration statement for further information about us and the common stock we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. See “Information Incorporated By Reference” for additional information.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Autocam Corporation, RFK Valijcici, and V-S Industries, Inc., V-S Precision, LLC and V-S Precision SA de DV businesses the Company acquired during 2014, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Autocam Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 incorporated in this prospectus supplement by reference from our amended Current Report on Form 8-K filed with the SEC on October 27, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee. The underwriters are being represented by Jones Day.

PROSPECTUS

NN, INC.

$200,000,000

Debt Securities

Preferred Stock

Common Stock

Warrants

Units

From time to time, we may sell up to an aggregate of $200,000,000 of any combination of the securities described in this prospectus. We will specify the terms of any offering of securities by us in a prospectus supplement.

You should read this prospectus, any prospectus supplement and the information incorporated by reference herein or therein carefully before you invest.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is quoted and traded on The NASDAQ Global Select Market under the ticker symbol “NNBR.” On January 26, 2015, the last reported sale price of our common stock on The NASDAQ Global Select Market was $23.10. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Global Select Market or any securities market or exchange of the securities covered by the prospectus supplement.

The securities may be offered directly by us to investors, to or through underwriters or dealers or through agents. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, and any applicable options to purchase additional securities, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2015.

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplemental shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus supplement or of any prospectus supplement.

Unless the context otherwise requires, all references to “NN,” “we,” “our,” “us” or “our company” in this prospectus refer to NN, Inc., a Delaware corporation and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to a total dollar amount of $200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for specific historical information, many of the matters discussed in this prospectus, or the information incorporated by reference into this prospectus, may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information appearing in this prospectus, including the information incorporated by reference into this prospectus, is provided by the company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the company’s future business and operations and the ability of the company to successfully integrate recently acquired businesses. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made and are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performances.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in any prospectus supplement as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our other reports on file with the SEC. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our prospectus, whether as a result of new information, future events or otherwise.

ABOUT NN, INC.

We are a manufacturer and supplier of high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets across the globe. We have 25 manufacturing plants across the United States, Western Europe, Eastern Europe, South America and China.

We were incorporated in Delaware in October, 1980. Our principal executive offices are maintained at 207 Mockingbird Lane, Johnson City, Tennessee 37604 and our telephone number is (423) 743-9151. Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “NNBR.”

For further discussion of the material elements of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 on file with the SEC, and any subsequent reports we file with the SEC, including those incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” in any prospectus supplement as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 on file with the SEC, which are incorporated by reference into this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds for our operations and for other general corporate purposes, including, but not limited to, capital expenditures, repayment or refinancing of borrowings, working capital, investments and acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. Pending such uses, we may invest the net proceeds in demand deposits, money market accounts or short-term, investment-grade, interest-bearing securities or guaranteed obligations of the United States government or other securities. Additional information on the use of net proceeds may be set forth in the applicable prospectus supplement or other offering material relating to such offering. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement or other offering material will describe the relevant terms of the debt to be repaid.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges in each of the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

	Nine months ended		Fiscal years ended December 31,
	September 30, 2014		2013		2012		2011		2010		2009
Ratio of Earnings to Fixed Charges	2.49	x(1)	6.36	x	4.26	x	4.31	x	2.01	x	—	(2)

(1)	The nine months ended September 30, 2014 were significantly impacted by certain costs related to four acquisitions completed in 2014.
(2)	Additional earnings of $37.6 million would have been needed to achieve a coverage of 1:1 for the fiscal year ended December 31, 2009.

DESCRIPTION OF THE SECURITIES

We may offer, from time to time, in one or more offerings, up to $200,000,000 of the following securities:

•	senior debt securities;

•	subordinated debt securities;

•	preferred stock;

•	common stock;

•	warrants;

•	units; or

•	any combination of the foregoing securities.

The aggregate initial offering price of the offered securities that we may issue will not exceed $200,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents.

The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under a senior indenture, dated as of or prior to the date of such issuance, between us and a trustee to be named in the senior indenture, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under a separate indenture, dated as of or prior to the date of such issuance, between us and a trustee to be named in the subordinated indenture, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes individually referred to in this prospectus as an “indenture” and collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We have included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the debt securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and any other debt securities issued by us under the indentures.

Because this section is a summary of some of the terms of the indentures, it does not describe every aspect of the debt securities. You should read the applicable indentures for a complete description of their provisions and the definitions of the terms used in them, because the indentures, and not this description, will define your rights as a holder of debt securities.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or preferred stock or the method by which any such portion shall be determined;

•	if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or preferred stock received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium, or make-whole amount, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

•	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•	whether the principal of, and any premium, or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•	whether the amount of payments of principal of, and any premium, or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•	whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•	any restrictions applicable to the offer, sale or delivery of debt securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for debt securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•	the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•	if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•	the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•	any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•	applicable CUSIP numbers; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “— Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Neither the New York State laws nor our governing instruments define the term “substantially all” as it relates to the sale of assets. Additionally, New York cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium, or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $2,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may consolidate with or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity provided that:

•	either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (1) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities, and (2) to duly perform and observe all of the covenants and conditions contained in each indenture;

•	after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as described under “— Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information. The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act; and (2) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required.

Additional covenants. The applicable prospectus supplement will set forth any additional covenants of NN relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of, or any premium, or make-whole amount, on any debt security of such series when it becomes due and payable at its stated maturity;

•	default in making any sinking fund payment as required for any debt security of such series when due;

•	default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by NN continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•	a default under any bond, debenture, note, mortgage, indenture or instrument:

(1) having an aggregate principal amount of at least $30,000,000; or

(2) under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a “Notice of Default” under such indenture;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of NN or any significant subsidiary of NN; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•	we have deposited with the applicable trustee all required payments of the principal, any premium, or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium, or make-whole amount, or interest;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	reduce the principal amount of, the rate or amount of interest on or any premium, or make-whole amount, payable on redemption of any such debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium, or make-whole amount, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	change the stated maturity of the principal of, or any premium, or make-whole amount, on, or any installment of principal of or interest on, any such debt security;

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture (1) to change or eliminate restrictions on the payment of principal of, or premium, or make-whole amount, or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken in account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated debt securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated debt securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of NN and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated debt securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•	either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium, or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•	to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium, or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•	direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium, or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•	a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium, or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (1) we effect covenant defeasance with respect to any debt securities, and (2) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium, or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $2,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.

DESCRIPTION OF PREFERRED STOCK

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to designate and issue up to 5,000,000 shares of preferred stock, par value $.01 per share, in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon each such series of preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

We also have authority to issue 200,000 shares of Series A preferred stock, par value $.01 per share, all of which shares are designated as “Series A Junior Participating Preferred Stock.” The powers, preferences, rights, qualifications, limitations and restrictions of shares of our preferred stock and our Series A preferred stock have been fixed in amendments to our certificate of incorporation. As of December 26, 2014, no shares of preferred stock or Series A preferred stock were issued and outstanding.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws.

General

Under our certificate of incorporation, we have authority to issue 45,000,000 shares of common stock, par value $.01 per share. As of December 22, 2014, there were 18,983,549 shares of common stock issued and outstanding. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Thus, the full price for the outstanding shares of common stock will have been paid at issuance and any holder of our common stock will not be later required to pay us any additional money for such common stock.

Dividends

Subject to preferential rights of any other class or series of preferred stock, holders of common stock may receive dividends pro rata out of assets that we can legally use to pay dividends, when, as and if they are declared by our board of directors. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights

Holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is required to elect a director in any uncontested election and a plurality of the votes cast at a meeting of stockholders at which a quorum is present is required to elect a director in any contested election.

Other Rights

Subject to the preferential rights of any other class or series of preferred stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

In general, Section 203 defines “business combination” as:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the above.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Classified Board and Other Matters

Our board of directors is divided into three classes, each of which serves until the third annual meeting of shareholders after their election, with one class being elected each year. Subject to the preferential rights of any other class or series of preferred stock, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least half of the voting power of all the then outstanding voting stock of the company, voting together as a single class. Our bylaws require that shareholders provide the Secretary of our company with notice of the nomination of a person for election as a director (1) with respect to an election to be held at an annual meeting of stockholders or special meeting in lieu of an annual meeting, not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Our bylaws provide that special meetings of shareholders of our company may be called only by the Chairman of the board of directors or by a majority of the board of directors. Our bylaws, as well as applicable provisions of the General Corporation Law of the State of Delaware, provide that no action required or permitted to be taken at any annual or special meeting of our shareholders may be taken without a meeting, unless the consent of two-thirds of the voting power of the then outstanding shares of stock of the company entitled to vote on the matter is obtained. These provisions may diminish the likelihood that a potential acquiror would make an offer for our common stock or that there would otherwise be a change in control of our company.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

We have no warrants outstanding. We may issue warrants for the purchase of preferred stock, common stock or debt securities. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from such securities. We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

•	the price or prices at which we will issue the warrants;

•	the designation, number and terms of the preferred stock, common stock or debt securities that can be purchased upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each of those securities;

•	the date, if any, on and after which the warrants and the related preferred stock, common stock or debt securities, if any, will be separately transferable;

•	the price at which each share of preferred stock, common stock or debt securities that can be purchased upon exercise of such warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	whether the warrants represented by warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	information with respect to any book-entry procedures;

•	a discussion of applicable United States federal income tax consequences;

•	redemption or call provisions of the debt warrants, if any; and

•	any other terms of such warrants, including terms and additional rights, preferences, privileges, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of shares of preferred stock, shares of common stock, warrants and debt securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by New York law.

Form, Exchange and Transfer

We will issue each unit in global form only (i.e., book-entry). Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following methods from time to time:

•	directly to investors, directly to agents, or to investors through agents;

•	through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone, for resale to the public or investors;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

•	through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	by delayed delivery contracts or by remarketing firms;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

•	through a combination of any such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell the securities in one or more transactions, including without limitation negotiated transactions, at a fixed public offering price or at a varying price determined at the time of sale. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities if any are purchased, other than securities covered by any option to purchase additional securities. Any public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.

We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each of such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

•	identify the purchase price and proceeds from such sale;

•	identify the amounts underwritten;

•	identify the nature of the underwriter’s obligation to take the securities;

•	identify any option under which the underwriters may purchase additional securities from us; and

•	identify any quotation systems or securities exchanges on which the securities may be quoted or listed.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock, which is listed on The NASDAQ Global Select Market. Any common stock sold pursuant to a prospectus supplement will be listed on The NASDAQ Global Select Market, subject to applicable notices. We may elect to apply for quotation or listing of any other class or series of our securities, on a quotation system or an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any other class or series of our securities.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

If indicated in the applicable prospectus supplement, securities may also be offered or sold by a “remarketing firm” in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 0-23486. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to termination to the offering of the securities described in this prospectus except as to any portion of any future report or document that is not deemed filed under such provisions:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2014, June 30, 2014 and September 30, 2014.

•	Current Reports on Form 8-K filed with the SEC on February 11, 2014, May 15, 2014, May 19, 2014, July 22, 2014, August 8, 2014, August 12, 2014, August 15, 2014, September 2, 2014 (as amended on October 27, 2014), September 23, 2014 and November 13, 2014.

•	The description of our common stock contained in our amended registration statement on Form 8-A/A, which was filed with the SEC on November 22, 2002, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

NN, Inc.

207 Mockingbird Lane

Johnson City, Tennessee 37604

(423) 743-9151

Attention: William C. Kelly, Jr., Vice President, Chief Administrative Officer

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet ( www.sec.gov ). Our telephone number is (423) 743-9151. Our website is located at www.nninc.com. Information contained on our website, other than the documents that we file with the SEC that are incorporated by reference in this prospectus, is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Autocam Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 incorporated in this Prospectus by reference from NN’s Amendment to Current Report on Form 8-K filed with the SEC on October 27, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee.

6,600,000 Shares

NN, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

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